[FHLBank Atlanta logo]

News Release
October 29, 2015

FOR IMMEDIATE RELEASE
CONTACT: Meredith Moses
Federal Home Loan Bank of Atlanta
mmoses@fhlbatl.com
(404) 888.8145

Federal Home Loan Bank of Atlanta Announces Third Quarter 2015 Operating Highlights

ATLANTA, October 29, 2015 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the third quarter of 2015. All numbers reported below for the third quarter of 2015 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about November 6, 2015.

The Bank reported net income of $61 million for the third quarter of 2015, a decrease of $13 million from net income of $74 million for the third quarter of 2014. The decrease in net income is primarily due to changes in interest rates during the periods and the related impact on the Bank’s derivatives and hedging portfolio. As of September 30, 2015, the Bank had total assets of $124.9 billion, a decrease of $13.4 billion, or 9.71 percent, from December 31, 2014. The Bank's advances were $87.8 billion as of September 30, 2015, a decrease of $11.9 billion, or 11.9 percent, from December 31, 2014.

The Bank's retained earnings balance was $1.8 billion as of September 30, 2015, an increase of $78 million, or 4.5 percent, from December 31, 2014. Capital stock was $4.4 billion as of September 30, 2015, a decrease of $762 million, or 14.8 percent, from December 31, 2014.

The Bank's third quarter 2015 performance resulted in an annualized return on equity (ROE) of 3.66 percent as compared to 4.45 percent for the third quarter of 2014. The ROE spread to average three-month LIBOR decreased to 335 basis points for the third quarter of 2015, compared to 422 basis points for the third quarter of 2014. The Bank continues to meet its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Unaudited)
(Dollars in millions)

Statements of Condition	As of Sept. 30, 2015	As of Dec. 31, 2014
Investments	$34,662	$36,502
Advances	87,762	99,644
Mortgage loans held for portfolio, net	618	746
Total assets	124,914	138,344
Consolidated obligations, net	116,832	129,250
Total capital stock	4,388	5,150
Retained earnings	1,824	1,746
Accumulated other comprehensive income	71	95
Total capital	6,283	6,991
Capital-to-assets ratio (GAAP)	5.03%	5.05%
Capital-to-assets ratio (Regulatory)	4.99%	5.00%

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Operating Results and Performance Ratios	2015	2014	2015	2014
Net interest income	$95	$46	$151	$228
Provision (reversal) for credit losses	1	(2)	—	(4)
Net impairment losses recognized in earnings	(1)	(2)	(5)	(3)
Letters of credit fees	7	7	21	20
Other income	1	62	187	83
Total noninterest expense	33	32	98	95
Affordable Housing Program assessments	7	9	26	24
Net income	61	74	230	213
Return on average assets	0.18%	0.22%	0.23%	0.22%
Return on average equity	3.66%	4.45%	4.71%	4.34%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-Q scheduled to be filed on or about November 6, 2015, with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $4.8 billion in Affordable Housing Program funds, assisting more than 758,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements,” which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation to legislative and regulatory actions, changes or approvals; future economic and market conditions (including the housing market and the market for mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates and prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; political, national, and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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